15 Christy's Drive
Brockton, MA 02401
Tel  508-583-6519
Fax  508-586-7565

17 Accord Park Drive
Norwell, MA 02061
Tel  617-878-8850
Fax  617-871-0250



                Keith Hersey Sheehan Benoit Dempsey & Oman, P.C.


               Consent of Independent Certified Public Accountants


The Board of Directors
Falmouth Bancorp, Inc.
Falmouth, MA 02540


         We  consent  to the  use  of our  independent  auditor's  report  dated
November 20, 1995 included herein relating to the financial condition of Falmouth Co-operative Bank as of September 30, 1995 and the related statements of income, changes in net worth and cash flows for each of the three years in the three-year period ended September 30, 1995.


                            /S/ Keith Hersey Sheehan Benoit Dempsey & Oman, P.C.



December 23, 1996
Brockton, Massachusetts